Filed Pursuant to Rule 424(b)(2)
Registration No. 333-228614
The Bank of Nova Scotia
$20,000,000 Autocallable Review Notes
Linked to the Least Performing Reference Asset of the Common Stock of Apple Inc., the Common Stock of Intel Corporation and the Common Stock of Spotify Technology S.A.
due May 7, 2026
General
◾
The notes offered by this pricing supplement (the “Notes”) are unsubordinated and unsecured debt securities of The Bank of Nova Scotia (the “Bank”) and any payments on the Notes are subject to the credit risk of the Bank

◾
If the Closing Value of each of the Common Stock of Apple Inc., the Common Stock of Intel Corporation and the Common Stock of Spotify Technology S.A. (each, a “Reference Asset” and together, the “Reference Assets”) on any Observation Date, or the Final Value of each Reference Asset as of the Final Valuation Date, is equal to or greater than its Call Value, the Notes will be automatically called on the related Call Payment Date for the applicable Call Payment Amount

◾
The Call Value for each Reference Asset is equal to 100% of its Initial Value with respect to each Observation Date prior to the Final Valuation Date and 60% of its Initial Value with respect to the Final Valuation Date

◾	The Call Payment Amounts are based on a rate of return of 15.10% per term (the “Call Return Rate”) and increase as of each Observation Date to reflect such rate of return
◾
If the Notes are not automatically called at or prior to maturity, investors will be fully exposed to the negative performance of the Reference Asset with the lowest percentage change (the “Least Performing Reference Asset”) from its Initial Value to its “Final Value”, which will be the arithmetic average of its Closing Values on each of the Averaging Dates. Investors may lose up to 100% of the Principal Amount of their Notes in this scenario

◾	The Notes are not linked to a basket comprised of the Reference Assets
◾	The Notes do not bear interest or pay any coupons prior to maturity
◾	The Strike Date was May 4, 2021, the Trade Date was May 5, 2021 and the Notes will settle on May 10, 2021 and will have a term of approximately 5 years if not automatically called prior to maturity
◾	Minimum investment of $10,000 and integral multiples of $1,000 in excess thereof
◾	CUSIP / ISIN: 0641593Q7 / US0641593Q77
◾	See “Summary” beginning on page P-3 for additional information and definitions of the terms used but not defined above
All payments on the Notes will be made in cash and will only be paid at maturity. Any payment on your Notes is subject to the creditworthiness of the Bank.
Investment in the Notes involves certain risks. You should refer to “Additional Risks” beginning on page P-12 of this pricing supplement and “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product prospectus supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 5 of the accompanying prospectus.
The initial estimated value of your Notes on the Trade Date was $906.71 per $1,000 Principal Amount, which is less than the Original Issue Price of your Notes listed below. See “Additional Information Regarding Estimated Value of the Notes” on the following page and “Additional Risks – Risks Relating to Estimated Value and Liquidity” beginning on page P-14 of this document for additional information. The actual value of your Notes at any time will reflect many factors and cannot be predicted with accuracy.
	Per Note	Total
Original Issue Price(1)	100.00%	$20,000,000.00
Underwriting commissions(2)	0.75%	$150,000.00
Proceeds to The Bank of Nova Scotia	99.25%	$19,850,000.00
(1)	The Original Issue Price for certain fiduciary accounts may have been as low as $992.50.
(2)
Scotia Capital (USA) Inc. (“SCUSA”), our affiliate, will purchase the Notes at the Original Issue Price and, as part of the distribution of the Notes, has agreed to sell the Notes to J.P. Morgan Securities LLC (“JPMS”). JPMS and its affiliates will act as placement agents for the Notes (together, with SCUSA the “Agents”). The placement agents will receive a fee of 0.75% per Note, but will forgo fees for sales to fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than fiduciary accounts.

Neither the United States Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying product prospectus supplement, accompanying prospectus supplement or accompanying prospectus. Any representation to the contrary is a criminal offense.
The Notes are not insured by the Canada Deposit Insurance Corporation (the “CDIC”) pursuant to the Canada Deposit Insurance Corporation Act (the “CDIC Act”) or the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other government agency of Canada, the United States or any other jurisdiction.
Pricing Supplement dated May 5, 2021
Scotia Capital (USA) Inc.	J.P. Morgan Securities LLC Placement Agent

The Notes offered hereunder are unsubordinated and unsecured obligations of the Bank and are subject to investment risks including the credit risk of the Bank. As used in this pricing supplement, the “Bank,” “we,” “us” or “our” refers to The Bank of Nova Scotia. The Notes will not be listed on any U.S. securities exchange or automated quotation system.
The Notes are derivative products based on the price return of the Least Performing Reference Asset. All payments on the Notes will be made in cash. The Notes do not constitute a hypothetical direct investment in any of the Reference Assets. By acquiring the Notes, you will not have a direct economic or other interest in, claim or entitlement to, or any legal or beneficial ownership of any Reference Asset and will not have any rights as a shareholder, unitholder or other security holder of any of the issuers, including without limitation, any voting rights or rights to receive any dividends or other distributions on any of the Reference Assets.
As described on the cover of this pricing supplement, JPMS and its affiliates have agreed to act as the placement agents for the Notes. Our affiliate, SCUSA, may use this pricing supplement in market-making transactions in the Notes after their initial sale. Unless we, SCUSA or another of our affiliates selling such Notes to you informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement and “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product prospectus supplement.
Additional Information Regarding Estimated Value of the Notes
On the cover page of this pricing supplement, the Bank has provided the initial estimated value for the Notes. The initial estimated value was determined by reference to the Bank’s internal pricing models, which take into consideration certain factors, such as the Bank’s internal funding rate on the Trade Date and the Bank’s assumptions about market parameters. For more information about the initial estimated value, see “Additional Risks – Risks Relating to Estimated Value and Liquidity” beginning on page P-14.
The economic terms of the Notes are based on the Bank’s internal funding rate, which is the rate the Bank would pay to borrow funds through the issuance of similar market-linked notes, the underwriting discount and the costs associated with selling and structuring the Notes, including the economic terms of certain related hedging arrangements. Due to these factors, the Original Issue Price you pay to purchase the Notes is greater than the initial estimated value of the Notes. The Bank’s internal funding rate is typically lower than the rate the Bank would pay when it issues conventional fixed rate debt securities as discussed further under “Additional Risks — Risks Relating to Estimated Value and Liquidity – Neither the Bank’s nor SCUSA’s estimated value of the Notes at any time is determined by reference to credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities”. The Bank’s use of its internal funding rate reduces the economic terms of the Notes to you.
The value of your Notes at any time will reflect many factors and cannot be predicted; however, assuming that all relevant factors remain constant after the Trade Date, the price at which SCUSA may initially buy or sell the Notes in the secondary market, if any, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately 3 months after the Original Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the Agents. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date based on changes in market conditions and other factors that cannot be predicted.
For additional information regarding the price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do), each based on SCUSA’s pricing models; see “Additional Risks — Risks Relating to Estimated Value and Liquidity — The price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of your Notes”.
We urge you to read the “Additional Risks” beginning on page P-12 of this pricing supplement.

Summary

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the accompanying product prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus, each filed with the SEC. See “Additional Terms of Your Notes” in this pricing supplement.

Issuer:	The Bank of Nova Scotia (the “Bank”)
Issue:	Senior Note Program, Series A
CUSIP / ISIN:	0641593Q7 / US0641593Q77
Type of Notes:	Autocallable Review Notes
Reference Assets:	The Common Stock of Apple Inc., the Common Stock of Intel Corporation and the Common Stock of Spotify Technology S.A., as set forth in the following table:
Reference Asset	Bloomberg Ticker	Initial Value
Apple Inc.	AAPL	$127.85
Intel Corporation	INTC	$56.90
Spotify Technology S.A.	SPOT	$240.12
Minimum Investment and Denominations:	$10,000 and integral multiples of $1,000 in excess thereof
Principal Amount:	$1,000 per Note; $20,000,000 in the aggregate
Original Issue Price:	100% of the Principal Amount of each Note
Strike Date:	May 4, 2021
Trade Date:	May 5, 2021
Original Issue Date:
May 10, 2021
Delivery of the Notes will be made against payment therefor on the third business day following the date of pricing of the Notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days (“T+2”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on or prior to the second business day before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement.

Averaging Dates:	April 28, 2026, April 29, 2026, April 30, 2026, May 1, 2026 and the Final Valuation Date
Final Valuation Date:	May 4, 2026
Maturity Date:	May 7, 2026
Initial Value:	With respect to a Reference Asset, its Closing Value on the Strike Date, as set forth in the table above
Final Value:	With respect to a Reference Asset, the arithmetic average of its Closing Values on each of the Averaging Dates
Closing Value:	With respect to a Reference Asset, as specified under “General Terms of the Notes — Determining the Level of the Reference Asset — Closing Price” in the accompanying product prospectus supplement
Automatic Call:
If the Observation Value of each Reference Asset on any Observation Date is equal to or greater than its Call Value, the Notes will be automatically called on the related Call Payment Date for the applicable Call Payment Amount

Observation Value:
With respect to a Reference Asset, the “Observation Value” means (a) for any Observation Date prior to the Final Valuation Date, the Closing Value on such date and (b) for the Final Valuation Date, the Final Value.

Call Return Rate:	15.10% per term
Observation Dates; Call Payment Dates; Call Payment Amounts:	As shown in the following table:
Observation Date	Call Payment Date	Call Payment Amount (per Note)
May 18, 2022	May 23, 2022	$1,151.00
May 4, 2023	May 9, 2023	$1,302.00
May 6, 2024	May 9, 2024	$1,453.00
May 5, 2025	May 8, 2025	$1,604.00
Final Valuation Date	Maturity Date	$1,755.00
Call Value:	With respect to each Reference Asset for each Observation Date prior to the Final Valuation Date: 100% of its Initial Value
With respect to each Reference Asset for the Final Valuation Date: 60% of its Initial Value
Payment at Maturity:	If the Notes are not automatically called at or prior to maturity, you will receive a cash payment per Note calculated as follows:
$1,000 + ($1,000 x Reference Asset Return of Least Performing Reference Asset)
If the Notes are not automatically called at or prior to maturity (which will mean that the Final Value of the Least Performing Reference Asset is less than 60% of its Initial Value), you will be fully exposed to the negative performance of the Least Performing Reference Asset. You may lose up to 100% of the Principal Amount of your Notes.

Reference Asset Return:	With respect to a Reference Asset, the performance of such Reference Asset from its Initial Value to its Final Value, calculated as follows:
Final Value – Initial Value Initial Value
Because the Reference Asset Return for a Reference Asset will only be calculated if the Notes are not automatically called, the Reference Asset Return for the Least Performing Reference Asset will be a negative value

Least Performing Reference Asset:	The Reference Asset with the lowest Reference Asset Return
Market Disruption Events and other Postponements:
A Market Disruption Event with respect to a Reference Asset is as described under “General Terms of the Notes—Market Disruption Events” beginning on page PS-26 of the accompanying product prospectus supplement.

If a Market Disruption Event occurs or is continuing on any Observation Date other than the Final Valuation Date (which is also the final Averaging Date and may be postponed as discussed below) with respect to one or more Reference Assets, such Observation Date with respect to each Reference Asset that is affected by a Market Disruption Event (each a “Disrupted Reference Asset”) will be postponed. If such postponement occurs, the Closing Value of a Disrupted Reference Asset will be determined by the Calculation Agent by reference to the Closing Value on the first Trading Day (as defined in the accompanying product prospectus supplement) on which no Market Disruption Event occurs or is continuing with respect to that Reference Asset, as determined by the Calculation Agent. In no event, however, will such Observation Date with respect to a Disrupted Reference Asset be postponed by more than seven Trading Days. Moreover, if such Observation Date with respect to a Disrupted Reference Asset is postponed to the last possible day, but a Market Disruption Event occurs or is continuing on that day, that day will nevertheless be the applicable Observation Date for that Disrupted Reference Asset, and the Calculation Agent will determine (or, if not determinable, the Calculation Agent will estimate) the applicable Closing Value of the Disrupted Reference Asset as described in more detail in “General Terms of the Notes” in the accompanying product prospectus supplement.

If a Market Disruption Event occurs or is continuing on an Averaging Date (including the

Final Valuation Date) with respect to one or more Reference Assets, such Averaging Date with respect to each Disrupted Reference Asset will be postponed to the next Valid Date. A “Valid Date” is a Trading Day (i) on which no Market Disruption Event occurs or is continuing with respect to such Reference Asset and (ii) which is not otherwise a day on which an Averaging Date occurs or is deemed to occur for such Reference Asset. If such postponement occurs, the Closing Value of a Disrupted Reference Asset will be determined by the Calculation Agent by reference to the Closing Value on the first succeeding Valid Date. If the first succeeding Valid Date has not occurred as of the close of trading on the eighth Trading Day immediately following the originally scheduled Averaging Date, then (1) that eighth Trading Day shall be deemed to be the Averaging Date for such Reference Asset (irrespective of whether that eighth Trading Day is already an Averaging Date) and (2) the Calculation Agent shall determine or estimate (if not determinable) the Closing Value of such Reference Asset on such day as indicated above.

For the avoidance of doubt, a Market Disruption Event with respect to one Reference Asset will not necessarily be a Market Disruption Event for any other Reference Asset. Accordingly, if on an originally scheduled Observation Date or Averaging Date, as applicable, no Market Disruption Event occurs or is continuing with respect to a Reference Asset, then the determination of the Closing Value for such Reference Asset will be made on the originally scheduled date, irrespective of the occurrence of a Market Disruption Event with respect to any other Reference Asset.

If an Observation Date or Averaging Date (including the Final Valuation Date) is not a Trading Day with respect to a Reference Asset, such date will be postponed in the same manner as if a Market Disruption Event had occurred on such date. If an Observation Date (including the Final Valuation Date) is postponed for one or more Reference Assets, the related Call Payment Date (which may be the Maturity Date) will be postponed by the same number of Business Days from the originally scheduled Observation Date to the latest date on which the Closing Value was obtained for any of the Reference Assets.

If a scheduled Call Payment Date or the scheduled Maturity Date is not a Business Day, such date will be the next following Business Day.
Adjustments to the Reference Assets:
The Reference Assets and the terms of the Notes, including without limitation the Initial Value and Final Value of each Reference Asset are subject to adjustment, as described in the accompanying product prospectus supplement under “General Terms of the Notes — Unavailability of the Closing Price of the Reference Asset on a Valuation Date” and “— Anti-Dilution Adjustments Relating to Equity Securities or a Reference Asset that is an ETF”.

Status:
The Notes will constitute direct, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). The Notes are not insured by the CDIC pursuant to the CDIC Act, the FDIC or any other government agency of Canada, the United States or any other jurisdiction.

Tax Redemption:
The Bank (or its successor) may redeem the Notes, in whole but not in part, at a redemption price determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position, if it is determined that changes in tax laws or their interpretation will result in the Bank (or its successor) becoming obligated to pay additional amounts with respect to the Notes. See “Tax Redemption” in the accompanying product prospectus supplement

Listing:	The Notes will not be listed on any securities exchange or quotation system
Terms Incorporated:
All of the terms appearing above the item under the caption “General Terms of the Notes” beginning on page PS-21 in the accompanying product prospectus supplement, as modified by this pricing supplement

Business Day:	New York and Toronto
Calculation Agent:	Scotia Capital Inc., an affiliate of the Bank

Canadian Bail-in:	The Notes are not bail-inable debt securities under the CDIC Act
Investing in the Notes involves significant risks. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated December 26, 2018, as supplemented by the prospectus supplement dated November 19, 2020 and the product prospectus supplement (Equity Securities Linked Notes and Exchange Traded Fund Linked Notes, Series A) dated November 19, 2020, relating to our Senior Note Program, Series A, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict between this pricing supplement and any of the foregoing, the following hierarchy will govern: first, this pricing supplement; second, the accompanying product prospectus supplement; third, the prospectus supplement; and last, the prospectus. The Notes may vary from the terms described in the accompanying prospectus, accompanying prospectus supplement and accompanying product prospectus supplement in several important ways. You should read this pricing supplement carefully, including the documents incorporated by reference herein.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Specific to the Notes” in the accompanying product prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website).
Product Prospectus Supplement (Equity Securities Linked Notes and Exchange Traded Fund Linked Notes, Series A) dated November 19, 2020:
https://www.sec.gov/Archives/edgar/data/9631/000091412120004170/bn55448880-424b2.htm
Prospectus Supplement dated November 19, 2020:
https://www.sec.gov/Archives/edgar/data/9631/000091412120004166/bn55448709-424b3.htm
Prospectus dated December 26, 2018:
http://www.sec.gov/Archives/edgar/data/9631/000119312518357537/d677731d424b3.htm

INVESTOR SUITABILITY

The Notes may be suitable for you if:
●	You fully understand and accept the risks inherent in an investment in the Notes, including the risk that you may lose up to 100% of the Principal Amount of your Notes
●
You understand and accept that you will earn a positive return on the Notes only if they are subject to an automatic call and you believe that the Observation Value of each Reference Asset will be equal to or greater than its respective Call Value on an Observation Date

●
You understand and accept that any positive return on the Notes will be limited by the Call Return Rate and that you will not participate in any appreciation of any Reference Asset, which may be significant, beyond the return represented by the applicable Call Payment Amount

●
You understand and accept that the Notes are not linked to a basket comprised of the Reference Assets and that, if the Notes are not automatically called, the Payment at Maturity will be based solely on the performance of the Least Performing Reference Asset, regardless of the performance of any other Reference Asset

●	You are willing to accept the single stock risks associated with an investment based on the performance of the Reference Assets
●	You do not seek current income from your investment and are willing to forgo any dividends or other distributions on the Reference Assets
●	You understand and accept that the Notes may be automatically called prior to maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield
●	You are willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes
●
You are willing to assume the credit risk of the Bank for all payments under the Notes, and understand that if the Bank defaults on its obligations you may not receive any amounts due to you including any repayment of principal

The Notes may not be suitable for you if:
●	You do not fully understand or are unwilling to accept the risks inherent in an investment in the Notes, including the risk that you may lose up to 100% of the Principal Amount of your Notes
●	You believe that the Observation Value of at least one Reference Asset will be less than its Call Value on each Observation Date
●	You seek uncapped participation in any positive performance of the Reference Assets
●
You do not fully understand or are unwilling to accept that the Notes are not linked to a basket comprised of the Reference Assets and that, if the Notes are not automatically called, the Payment at Maturity will based solely on the performance of the Least Performing Reference Asset, regardless of the performance of any other Reference Asset

●	You are unwilling to accept the single stock risks associated with an investment based on the performance of the Reference Assets
●	You seek periodic interest or coupon payments from your investment and/or you prefer to receive dividends or distributions on the Reference Assets
●	You are unwilling to accept the risk that the Notes may be automatically called prior to scheduled maturity
●	You are unable or unwilling to hold the Notes to maturity, or you seek an investment for which there will be a guaranteed secondary market
●	You are unwilling to assume the credit risk of the Bank for all payments under the Notes
The investor suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review “Additional Risks” in this pricing supplement and the “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product prospectus supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 5 of the accompanying prospectus for risks related to an investment in the Notes.

HYPOTHETICAL PAYMENTS ON THE NOTES

The examples set out below are purely hypothetical and included for illustration purposes only. The actual Initial Values were determined on the Strike Date and are set forth under “Summary” herein. The “Total Return on the Notes” and “total return”, as used in these examples, is the number, expressed as a percentage, that results from comparing the Call Payment Amount or the Payment at Maturity per Note, as applicable, to $1,000. The numbers appearing in the following examples may have been rounded for ease of analysis. The following examples do not take into account any tax consequences from investing in the Notes.
Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Key Terms and Assumptions
Hypothetical Initial Value of each Reference Asset:	$100.00
Hypothetical Call Value of each Reference Asset:
$100.00 with respect to the Observation Dates prior to the Final Valuation Date (100.00% of the hypothetical Initial Value)
$60.00 with respect to the Final Valuation Date (60% of the hypothetical Initial Value)

Hypothetical Call Return Rate:	15.10%
Hypothetical Call Payment Amounts (as applicable to each Observation Date):	First Observation Date: $1,151.00 Second Observation Date: $1,302.00 Third Observation Date: $1,453.00 Fourth Observation Date: $1,604.00 Final Valuation Date: $1,755.00

	Notes are Automatically Called
	Example 1			Example 2			Example 3
	Reference Asset A	Reference Asset B	Reference Asset C	Reference Asset A	Reference Asset B	Reference Asset C	Reference Asset A	Reference Asset B	Reference Asset C
Observation Value ($) on First Observation Date	150.00	103.00	110.00	105.00	85.00	97.00	95.00	90.00	105.00
Observation Value ($) on Second Observation Date	N/A	N/A	N/A	115.00	102.00	113.00	90.00	105.00	115.00
Observation Value ($) on Third Observation Date	N/A	N/A	N/A	N/A	N/A	N/A	125.00	80.00	120.00
Observation Value ($) on Fourth Observation Date	N/A	N/A	N/A	N/A	N/A	N/A	90.00	125.00	80.00
Observation Value ($) on Final Valuation Date (Final Value)	N/A	N/A	N/A	N/A	N/A	N/A	70.00	200.00	75.00
Reference Asset Return	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Call Payment Amount	$1,151.00			$1,302.00			$1,755.00
Payment at Maturity	N/A			N/A			N/A
Total Return per Note	15.10%			30.20%			75.50%

	Notes are Not Automatically Called
	Example 4			Example 5
	Reference Asset A	Reference Asset B	Reference Asset C	Reference Asset A	Reference Asset B	Reference Asset C
Observation Value ($) on First Observation Date	80.00	120.00	90.00	90.00	85.00	99.00
Observation Value ($) on Second Observation Date	75.00	130.00	110.00	70.00	60.00	85.00
Observation Value ($) on Third Observation Date	125.00	80.00	120.00	130.00	90.00	125.00
Observation Value ($) on Fourth Observation Date	120.00	50.00	80.00	100.00	95.00	95.00
Observation Value ($) on Final Valuation Date (Final Value)	140.00	30.00	105.00	40.00	45.00	75.00
Reference Asset Return	40.00%	-70.00%	5.00%	-60.00%	-55.00%	-25.00%
Call Payment Amount	N/A			N/A
Payment at Maturity	$300.00			$400.00
Total Return per Note	-70.00%			-60.00%
The following examples illustrate the determinations of the Call Payment Amounts and the Payments at Maturity shown in the tables above.
Hypothetical Examples of Amounts Payable Upon an Automatic Call
Example 1: The Observation Value of each Reference Asset on the first Observation Date is equal to or greater than its Call Value.
Because the Observation Value of each Reference Asset on the first Observation Date is equal to or greater than its Call Value, the Notes are automatically called and you will receive the applicable Call Payment Amount of $1,151.00 on the Call Payment Date. The total return per Note is 15.10%.
Example 2: The Observation Value of at least one Reference Asset on the first Observation Date is less than its Call Value, but the Observation Value of each Reference Asset on the second Observation Date is equal to or greater than its Call Value.
Because the Observation Value of at least one Reference Asset on the first Observation Date is less than its Call Value, the Notes are not automatically called with respect to such date.
Because the Observation Value of each Reference Asset on the second Observation Date is equal to or greater than its Call Value, the Notes are automatically called and you will receive the applicable Call Payment Amount of $1,302.00 on the Call Payment Date. The total return per Note is 30.20%.
Example 3: The Observation Value of at least one Reference Asset on each Observation Date prior to the Final Valuation Date is less than its Call Value, but the Observation Value of each Reference Asset on the Final Valuation Date is equal to or greater than its Call Value.
Because the Observation Value of at least one Reference Asset on each Observation Date prior to the Final Valuation Date is less than its Call Value, the Notes are not automatically called with respect to such dates.
Because the Observation Value of each Reference Asset on the final Observation Date (the Final Value as of the Final Valuation Date) is equal to or greater than its Call Value, the Notes are automatically called and you will receive the applicable Call Payment Amount of $1,755.00 on the Call Payment Date (which will be the Maturity Date). The total return per Note is 75.50%.
Hypothetical Examples of Payments at Maturity
Example 4: The Observation Value of at least one Reference Asset on each Observation Date prior to the Final Valuation Date is less than its Call Value. The value of Reference Asset A increases to a Final Value of $140.00, the value of Reference Asset B decreases to a Final Value of $30.00 and the value of Reference Asset C increases to a Final Value of $105.00.
Because the Observation Value of at least one Reference Asset on each Observation Date is less than its Call Value, the Notes are not automatically called.

Because Reference Asset B has the lowest Reference Asset Return, Reference Asset B is the Least Performing Reference Asset. Accordingly, you will receive a Payment at Maturity of $300.00 per Note, calculated as follows:
$1,000 + ($1,000 x Reference Asset Return of Least Performing Reference Asset)
$1,000 + ($1,000 x -70.00%) = $300.00
The total return per Note is -70.00%.
Example 5: The Observation Value of at least one Reference Asset on each Observation Date prior to the Final Valuation Date is less than its Call Value. The value of Reference Asset A decreases to a Final Value of $40.00, the value of Reference Asset B decreases to a Final Value of $45.00 and the value of Reference Asset C decreases to a Final Value of $75.00.
Because the Observation Value of at least one Reference Asset on each Observation Date is less than its Call Value, the Notes are not automatically called.
Because Reference Asset A has the lowest Reference Asset Return, Reference Asset A is the Least Performing Reference Asset. Accordingly, you will receive a Payment at Maturity of $400.00 per Note, calculated as follows:
$1,000 + ($1,000 x Reference Asset Return of Least Performing Reference Asset)
$1,000 + ($1,000 x -60.00%) = $400.00
The total return per Note is -60.00%.
Examples 4 and 5 above demonstrates that, if the Notes are not automatically called, your investment in the Notes will be fully exposed to the negative performance of the Least Performing Reference Asset and you will lose a significant portion or all of the Principal Amount of the Notes. You will not benefit from the Reference Asset Return of any other Reference Asset.

ADDITIONAL RISKS
An investment in the Notes involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product prospectus supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and page 5 of the accompanying prospectus.
You should understand the risks of investing in the Notes and carefully consider, with your advisors, the suitability of the Notes in light of your particular financial circumstances and the information set forth in this pricing supplement and in the accompanying product prospectus supplement, accompanying prospectus supplement and accompanying prospectus.
Risks Relating to Return Characteristics
Your investment in the Notes may result in a substantial loss
If the Notes are not automatically called at or prior to maturity (which will mean that the value of at least one Reference Asset will have declined by more than 40% from its Initial Value to its Final Value), you will be fully exposed to the negative performance of the Least Performing Reference Asset. You will not benefit from the Reference Asset Return of any other Reference Asset. You may lose up to 100% of the Principal Amount of your Notes.
You will earn a positive return only if the Notes are automatically called and such return will be limited
You will earn a positive return only if the Notes are automatically called at or prior to maturity. If the Notes are automatically called, you will receive the applicable Call Payment Amount on the related Call Payment Date. You will not participate in the appreciation of any Reference Asset, which may be significant, beyond the return represented by the applicable Call Payment Amount.
In addition, because the Call Payment Amount increases based on the Call Return Rate with respect to each Observation Date, the Call Payment Amount will be higher with respect to later Observation Dates than it will be for earlier Observation Dates. If the Notes are called with respect to an Observation Date prior to the Final Valuation Date, the return on the Notes will be less than it would have been had the Notes been called with respect to a later Observation Date.
The Notes are exposed to the market risk of each Reference Asset
The return on the Notes is not linked to a basket consisting of the Reference Assets, but is instead contingent on the performance of each Reference Asset. Unlike an instrument with a return linked to a basket of underlying securities, (a) the determination as to whether the Notes are automatically called will be contingent on the performance of each individual Reference Asset on each Observation Date, and (b) if the Notes are not automatically called, the Payment at Maturity will be calculated based solely on the Reference Asset Return of the Least Performing Reference Asset. Poor performance by any Reference Asset over the term of the Notes will negatively affect your return and will not be offset or mitigated by a more favorable performance of the other Reference Asset.
The Notes will not be automatically called with respect to an Observation Date if the Observation Value of any Reference Asset on such date is less than its Call Value, even if the Observation Value of the other Reference Asset on such date is equal to or greater than its Call Value. It is therefore more likely that an automatic call will not occur (and, accordingly, that you will not earn a positive return) than would have been the case had the Notes been linked to only one of the Reference Assets or a basket of the Reference Assets.
If the Notes are not automatically called, the Payment at Maturity on your Notes will be based solely on the performance of the Least Performing Reference Asset, as described above. In such a circumstance, you will be fully exposed to the negative performance of the Least Performing Reference Asset, even if any other Reference Asset performs positively or does not decline as much as the Least Performing Reference Asset.
The Call Return Rate, Call Values and Call Payment Amounts reflect, in part, the volatility of each Reference Asset and greater volatility generally indicates an increased risk of loss at maturity
Volatility is a measure of the frequency and magnitude of the movements of the value of an asset (or level of an index). The terms of the Notes, including the Call Return Rate, Call Values for each Reference Asset and Call Payment Amounts are based on a number of factors, including the expected volatility of the Reference Assets. The Call Return Rate is higher than the fixed rate that we would pay on a conventional debt security of the same tenor and is higher than it otherwise would have been had the expected volatility of the Reference Assets, calculated as of the Strike Date, been lower. As volatility of a Reference Asset increases, there will typically be a greater likelihood that the Observation Value of that Reference Asset on one or more Observation Dates will be less than its Call Value and, as a consequence, indicates an increased risk of receiving a negative rather than positive return on the Notes. All things being equal, this greater expected volatility will generally be reflected in a higher Call Return Rate, which may indicate an increased risk of loss.

In addition, while the Call Return Rates and Call Payment Amounts are set based on the expected volatility of the Reference Assets at the time the terms of the Notes are determined, the actual volatility of the Reference Assets over the term of the Notes may be significantly higher, and therefore you will face an even greater risk that you will not earn a positive return and that you will instead lose some or all of your principal at maturity.
The amounts payable on the Notes are not linked to the value of the Reference Assets at any time other than on the applicable Observation Dates or Averaging Dates, and the Payment at Maturity, if any, will be based on the arithmetic average of the Closing Values of the Least Performing Reference Asset on each of the Averaging Dates
The determination of whether the Notes are automatically called (and, accordingly, whether you will earn any positive return on the Notes) will be based solely on the Observation Value of each Reference Asset on each Observation Date. Even if the value of a Reference Asset increases at any other time but then declines to an Observation Value on an Observation Date that is less the applicable Call Value, the Notes will not be called on the related Call Pay Payment Date.
If the Notes are not called on any Observation Date prior to the Final Valuation Date, the Final Value of each Reference Asset will be equal to the arithmetic average of the Closing Values of such Reference Asset on each of the Averaging Dates. In calculating the Final Value a Reference Asset, the more positive performance of such Reference Asset on one or more Averaging Dates will be moderated and may be wholly offset or even reversed by the lesser performance of such Reference Asset on other Averaging Dates. The Final Value of the Least Performing Reference Asset may be less than its Call Value applicable to the Final Valuation Date (and, accordingly, the return on your Notes may be negative) even if the Closing Value of such Reference Asset is equal to or greater than the applicable Call Value on one or more Averaging Dates.
The Notes differ from conventional debt instruments
The Notes are not conventional notes or debt instruments. The Notes do not provide you with interest payments as a conventional fixed-rate or floating-rate debt security with the same maturity would. The return that you will receive on the Notes may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest-bearing debt security of the Bank.
Holding the Notes is not the same as holding any Reference Asset
Holding the Notes is not the same as holding a Reference Asset. For example, as a holder of the Notes, you will not be entitled to the voting rights or rights to receive dividends or other distributions or other rights that holders of the Reference Assets would enjoy. Payment on the Notes will be in cash and in no event will you receive shares of any Reference Asset.
Risks Relating to Characteristics of the Reference Assets
The Notes are subject to single stock risks associated with the Reference Assets
The return on the Notes is contingent on the performance of each Reference Asset. The levels of the Reference Assets can rise or fall sharply due to factors specific to it and its issuer (a “Reference Asset Issuer”), as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. Recently, the coronavirus infection has caused volatility in the global financial markets and a slowdown in the global economy. Coronavirus or any other communicable disease or infection may adversely affect the Reference Asset Issuers and, therefore, the Reference Assets.
Investors should investigate the Reference Assets as if making a hypothetical direct investment in the Reference Assets
Investors should conduct their own diligence of the Reference Assets as an investor would if it were making a hypothetical direct investment in the Reference Assets. Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the Reference Assets. Furthermore, we cannot give any assurance that all events occurring prior to the Original Issue Date have been properly disclosed. Subsequent disclosure of any such events or the disclosure or failure to disclose material future events concerning the Reference Assets could affect any payment on the Notes. Investors should not conclude that the sale by the Bank of the Notes is any form of investment recommendation by the Bank or any of its affiliates to invest in securities linked to the performance of the Reference Assets.
The Bank cannot control actions by the Reference Asset Issuers and the Reference Asset Issuers have no obligation to consider your interests
The Reference Asset Issuers are not involved in the Notes offering in any way and have no obligation to consider your interest as an owner of the Notes in taking any actions that might negatively affect the market value of, or return on, your Notes. None of the Bank, SCUSA or any of our other affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the Reference Assets. You should make your own investigation into the Reference Assets and Reference Asset Issuers. See the section below entitled “Information Regarding the Reference Assets” in this pricing supplement for additional information about the Reference Assets.

Past performance of the Reference Assets should not be taken as an indication of the future performance of the Reference Assets
The values of the Reference Assets have fluctuated in the past and may in the future experience significant fluctuations. The historical performance of a Reference Asset is not an indication of future performance. The historical correlation between Reference Assets is not an indication of the future correlation between them over the term of the Notes. The performance of the Reference Assets individually or in comparison over the term of the Notes may bear no relation or resemblance to the historical performance of any of the Reference Assets.
There is Limited Trading History for the Common Stock of Spotify Technology S.A.
The common stock of Spotify Technology S.A. has a limited trading history on its current primary exchange and, therefore, an investment based on the performance of such stock may involve greater risks than an investment linked to the common stock of a company with a more established record of performance. While past performance of a Reference Asset should not be considered indicative of future performance, a longer trading history for Spotify Technology S.A. would provide you with more information on which to base an investment decision. For additional information about Spotify Technology S.A., see “Information Regarding the Reference Assets” herein.
The Notes are subject to risks associated with non-U.S. companies
The value of, and return on, your Notes is based on the performance of at least one non-U.S. company. Investments linked to the value of non-U.S. companies involve particular risks. Non-U.S. companies may be more volatile and affected by global or domestic market developments in a different way than are the U.S. companies or the securities of companies incorporated in other countries. Both government intervention either directly or indirectly, and cross-shareholdings in non-U.S. companies, may affect trading prices and volumes. Further, non-U.S. companies are likely subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. companies.
The prices of securities of non-U.S. companies are subject to political, economic, financial and social factors that are unique to such non-U.S. country's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable non-U.S. government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities; fluctuations, or the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
You have limited anti-dilution protection
The Calculation Agent will make certain adjustments for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect the Reference Assets, but only in the situations described in “General Terms of the Notes—Anti-Dilution Adjustments Relating to Equity Securities or a Reference Asset that is an ETF” in the accompanying product prospectus supplement. The Calculation Agent will not be required to make an adjustment for every corporate event that may affect a Reference Asset. For example, the Calculation Agent will not make any adjustments for events such as an a tender or exchange offer for a Reference Asset Issuer’s shares at a premium to its then-current market price or a tender or exchange offer for less than all outstanding shares of a Reference Asset by a third party. Those events and other actions may adversely affect the value of a Reference Asset and, therefore, the market value of, and return on, the Notes.
Risks Relating to Estimated Value and Liquidity
The Bank’s initial estimated value of the Notes at the time of pricing is lower than the Original Issue Price of the Notes
The Bank’s initial estimated value of the Notes is only an estimate. The Original Issue Price of the Notes exceeds the Bank’s initial estimated value. The difference between the Original Issue Price of the Notes and the Bank’s initial estimated value reflects costs associated with selling and structuring the Notes, as well as hedging its obligations under the Notes with SCUSA or another affiliate.
Neither the Bank’s nor SCUSA’s estimated value of the Notes at any time is determined by reference to credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities
The Bank’s initial estimated value of the Notes and SCUSA’s estimated value of the Notes at any time are determined by reference to the Bank’s internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for the Bank’s conventional fixed-rate debt securities and the borrowing rate the Bank would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, the Bank’s view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the Bank’s conventional fixed-rate debt. If the interest rate implied by the credit spreads for the Bank’s conventional fixed-rate debt securities, or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities were to be used, the Bank would expect the economic terms of the Notes to be more favorable to you. Consequently, the use of an internal funding rate for the Notes increases the estimated value of the Notes at any time and has an adverse effect on the economic terms of the Notes.
The Bank’s initial estimated value of the Notes does not represent future values of the Notes and may differ from others’ (including SCUSA’s) estimates
The Bank’s initial estimated value of the Notes was determined by reference to its internal pricing models. These pricing models consider certain factors, such as the Bank’s internal funding rate on the Trade Date, the expected term of the Notes, market conditions and other relevant factors existing at that time, and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions (including the pricing models and assumptions used by SCUSA) could provide valuations for the Notes that are different, and perhaps materially lower, from the Bank’s initial estimated value. Therefore, the price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do) may be materially lower than the Bank’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.
The price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of your Notes
SCUSA’s estimated value of the Notes was determined by reference to its pricing models and takes into account the Bank’s internal funding rate. Assuming that all relevant factors remain constant after the Trade Date, the price at which SCUSA would initially buy or sell your Notes in the secondary market (if SCUSA makes a market, which it is not obligated to do) may exceed SCUSA’s estimated value of your Notes as of the Trade Date. As agreed by SCUSA and the Agents, this excess is expected to decline to zero over the period specified under “Additional Information Regarding Estimated Value of the Notes” above. Thereafter, if SCUSA buys or sells your Notes, it will do so at prices that reflect the estimated value determined by reference to SCUSA’s pricing models at that time. The price at which SCUSA will buy or sell your Notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes. If SCUSA calculated its estimated value of your Notes by reference to the Bank’s credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities (as opposed to the Bank’s internal funding rate), the price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do) could be significantly lower.
SCUSA’s pricing models consider certain variables, including principally the Bank’s internal funding rate, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the Notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your Notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your Notes determined by reference to SCUSA’s models, taking into account the Bank’s internal funding rate, due to, among other things, any differences in pricing models or assumptions used by others. See “— The price at which the Notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” below.
In addition to the factors discussed above, the value and quoted price of your Notes at any time will reflect many factors and cannot be predicted. If SCUSA makes a market in the Notes, the price quoted by SCUSA would reflect any changes in market conditions and other relevant factors, including any deterioration in the Bank’s creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your Notes, including the price you may receive for your Notes in any market making transaction. To the extent that SCUSA makes a market in the Notes, the quoted price will reflect the estimated value determined by reference to SCUSA’s pricing models at that time, plus or minus SCUSA’s then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).
Furthermore, if you sell your Notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your Notes in a secondary market sale.
There is no assurance that SCUSA or any other party will be willing to purchase your Notes at any price and, in this regard, SCUSA is not obligated to make a market in the Notes. See “— The Notes lack liquidity” below.
The price at which the Notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased
The price at which the Notes may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the price of the Reference Assets over the full term of the Notes, (ii) volatility of the Reference Assets and the market’s perception of future volatility of the Reference Assets, (iii) changes in interest rates generally, (iv) any actual or anticipated changes in our credit ratings or credit spreads and (v) the time remaining to maturity. In particular, because the provisions of the Notes relating to the Payment at Maturity and the Automatic Call feature behave like options, the value of the Notes will vary in ways which are non-linear and may not be intuitive.

Depending on the actual or anticipated value of the Reference Assets and other relevant factors, the market value of the Notes may decrease and you may receive substantially less than 100% of the issue price if you sell your Notes prior to maturity.
See “Additional Risk Factors Specific to the Notes — Risks Relating to Liquidity — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” in the accompanying product prospectus supplement.
The Notes lack liquidity
The Notes will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the Notes. SCUSA and any other affiliates of the Bank may, but are not obligated to, make a market in the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which SCUSA is willing to purchase the Notes from you. If at any time SCUSA does not make a market in the Notes, it is likely that there would be no secondary market for the Notes. Accordingly, you should be willing to hold your Notes to maturity.
Risks Relating to Hedging Activities and Conflicts of Interest
There are potential conflicts of interest between you and the Calculation Agent
Scotia Capital Inc., the Calculation Agent, is one of our affiliates. In performing its duties, the economic interests of the Calculation Agent are potentially adverse to your interests as an investor in the Notes. The Calculation Agent is under no obligation to consider your interests as a holder of the Notes in taking any actions that might affect the value of the Reference Assets or the value of, or return on, the Notes.
Hedging activities by the Bank and SCUSA may negatively impact investors in the Notes and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the Notes
The Bank, SCUSA or one or more of our other affiliates has hedged or expects to hedge the obligations under the Notes by purchasing the Reference Assets, futures and/or other instruments linked to the Reference Assets. The Bank, SCUSA or one or more of our other affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the Reference Assets, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the final Averaging Date.
The Bank, SCUSA or one or more of our other affiliates may also enter into, adjust and unwind hedging transactions relating to other basket- or index-linked notes whose returns are linked to changes in the values or prices of the Reference Assets. Any of these hedging activities may adversely affect the value of the Reference Assets and, therefore, the market value of, and return on, the Notes.
The Bank, the Agents and/or our or their affiliates regularly provide services to, or otherwise have business relationships with, a broad client base, which may include the Reference Asset Issuers and the market activities by the Bank, the Agents or our respective affiliates for our own account or for our clients could negatively impact investors in the Notes
We, the Agents and/or our or their respective affiliates regularly provide a wide range of financial services, including financial advisory, investment advisory and transactional services to a substantial and diversified client base. As such, we each may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender. In those and other capacities, we, the Agents and/or our other affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the Notes or other securities that we have issued), the Reference Assets, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our own accounts or for the accounts of our customers, and we will have other direct or indirect interests, in those securities and in other markets that may not be consistent with your interests and may adversely affect the values of the Reference Assets and/or the value of the Notes. You should assume that we or they will, at present or in the future, provide such services or otherwise engage in transactions with, among others, us, the Reference Asset Issuers, or transact in securities or instruments or with parties that are directly or indirectly related to these entities. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the values of the Reference Assets and the market for your Notes, and you should expect that our interests and those of the Agents and/or our other affiliates, clients or counterparties, will at times be adverse to those of investors in the Notes.

You should expect that we, the Agents and our respective affiliates, in providing these services, engaging in such transactions, or acting for our or their own respective accounts, may take actions that have direct or indirect effects on the Notes or other securities that we may issue, the Reference Assets or other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the Notes. In addition, in connection with these activities, certain personnel within the Bank, the Agents and/or our or their respective affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors in the Notes.
We, the Agents and/or our or their respective affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the Notes or other securities that we may issue, the Reference Assets or other securities or instruments similar to or linked to the foregoing. Investors in the Notes should expect that the Bank, the Agents and/or our or their respective affiliates offer securities, financial instruments, and other products that may compete with the Notes for liquidity or otherwise.
Risks Relating to General Credit Characteristics
Your investment is subject to the credit risk of the Bank
The Notes are senior unsecured debt obligations of the Bank, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus, accompanying prospectus supplement and accompanying product prospectus supplement, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including the Payment at Maturity, depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the Notes and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes. If you sell the Notes prior to maturity, you may receive substantially less than the Principal Amount of your Notes.
The COVID-19 virus may have an adverse impact on the Bank
On March 11, 2020, the World Health Organization declared the outbreak of a strain of novel coronavirus disease, COVID-19, a global pandemic. Governments in affected areas have imposed a number of measures designed to contain the outbreak, including business closures, travel restrictions, quarantines and cancellations of gatherings and events. The spread of COVID-19 has had disruptive effects in countries in which the Bank operates and the global economy more widely, as well as causing increased volatility and declines in financial markets. COVID-19 has materially impacted and continues to materially impact the markets in which the Bank operates. If the pandemic is prolonged, or further diseases emerge that give rise to similar effects, the adverse impact on the global economy could deepen and result in further declines in financial markets. A substantial amount of the Bank’s business involves making loans or otherwise committing resources to specific companies, industries or countries. The COVID-19 pandemic’s impact on such borrowers, industries and countries could have a material adverse effect on the Bank’s financial results, businesses, financial condition or liquidity. The COVID-19 pandemic may also result in disruption to the Bank’s key suppliers of goods and services and result in increased unavailability of staff adversely impacting the quality and continuity of service to customers and the reputation of the Bank. As a result, the business, results of operations, corporate reputation and financial condition of the Bank could be adversely impacted for a substantial period of time.
Risks Relating to Canadian and U.S. Federal Income Taxation
Uncertain tax treatment
Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “Material Canadian Income Tax Consequences” and “Material U.S. Federal Income Tax Consequences” in this pricing supplement.

INFORMATION REGARDING THE REFERENCE ASSETS

We have derived the following information from publicly available documents and have not independently verified the accuracy or completeness of the following information. Because the Reference Assets are registered under the Securities Act of 1933, the Securities Exchange Act of 1934 and/or the Investment Company Act of 1940, each as amended, the Reference Asset Issuers are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Reference Asset Issuers can be located at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549 or through the SEC’s website at http://www.sec.gov by reference to each Reference Asset Issuer’s SEC file number provided below.
Apple Inc.
According to publicly available information, Apple Inc. (“Apple”) designs, manufactures and markets mobile communication and media devices, personal computers, and portable digital music players, and sells a variety of related software, services, accessories, networking solutions, and third-party digital content and applications. Information filed by Apple with the SEC can be located by reference to its SEC file number: 001-36743, or its CIK Code: 0000320193. Apple’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “AAPL”.
Historical Information
We obtained the information regarding the historical performance of Apple in the graph below from Bloomberg. Bloomberg may adjust the Closing Values of Apple for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. The graph below illustrates the performance of Apple from January 1, 2016 through May 5, 2021.
The historical performance of Apple should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Value of Apple on any Observation Date or any Averaging Date. We cannot give you assurance that the performance of Apple will result in any positive return on your initial investment. Past performance of Apple is not indicative of future performance.

Historical Performance of Apple Inc. (AAPL)

160
140
120
100
80
60
40
20
0
Jan-2016
Apr-2016
Jul-2016
Oct-2016
Jan-2017
Apr-2017
Jul-2017
Oct-2017
Jan-2018
Apr-2018
Jul-2018
Oct-2018
Jan-2019
Apr-2019
Jul-2019
Oct-2019
Jan-2020
Apr-2020
Jul-2020
Oct-2020
Jan-2021
Apr-2021

Intel Corporation
According to publicly available information, Intel Corporation (“Intel”) designs and manufactures technology used in computing, networking, data storage and communications solutions. Information filed by Intel with the SEC can be located by reference to its SEC file number: 000-06217, or its CIK Code: 0000050863. Intel’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “INTC”.
Historical Information
We obtained the information regarding the historical performance of Intel in the graph below from Bloomberg. Bloomberg may adjust the Closing Values of Intel for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. The graph below illustrates the performance of Intel from January 1, 2016 through May 5, 2021.
The historical performance of Intel should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Value of Intel on any Observation Date or any Averaging Date. We cannot give you assurance that the performance of Intel will result in any positive return on your initial investment. Past performance of Intel is not indicative of future performance.

Historical Performance of Intel Corporation (INTC)

80
70
60
50
40
30
20
10
0
Jan-2016
Apr-2016
Jul-2016
Oct-2016
Jan-2017
Apr-2017
Jul-2017
Oct-2017
Jan-2018
Apr-2018
Jul-2018
Oct-2018
Jan-2019
Apr-2019
Jul-2019
Oct-2019
Jan-2020
Apr-2020
Jul-2020
Oct-2020
Jan-2021
Apr-2021

Spotify Technology S.A.
According to publicly available information, Spotify Technology S.A. (“Spotify”) is a digital music-streaming service company whose streaming service works across various devices, including smartphones, desktops, cars, game consoles and in-home devices. Information filed by Spotify with the SEC can be located by reference to its SEC file numbers: 001-38438, or its CIK Code: 0001639920.
Spotify’s common stock is listed on the New York Stock Exchange under the ticker symbol “SPOT” and commenced trading on April 3, 2018. See “Risk Factors—There is Limited Trading History for the Common Stock of Spotify Technology S.A.” herein for more information.
Historical Information
We obtained the information regarding the historical performance of Spotify in the graph below from Bloomberg. Bloomberg may adjust the Closing Values of Spotify for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. The graph below illustrates the performance of Spotify from April 3, 2018 through May 5, 2021.
The historical performance of Spotify should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Value of Spotify on any Observation Date or any Averaging Date. We cannot give you assurance that the performance of Spotify will result in any positive return on your initial investment. Past performance of Spotify is not indicative of future performance.

Historical Performance of Spotify Technology S.A. (SPOT)

400
350
300
250
200
150
100
50
0
Apr-2018
Jun-2018
Aug-2018
Oct-2018
Dec-2018
Feb-2019
Apr-2019
Jun-2019
Aug-2019
Oct-2019
Dec-2019
Feb-2020
Apr-2020
Jun-2020
Aug-2020
Oct-2020
Dec-2020
Feb-2021
Apr-2021

MATERIAL CANADIAN INCOME TAX CONSEQUENCES

See “Supplemental Discussion of Canadian Tax Consequences” on page PS-27 of the accompanying product prospectus supplement.
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the product prospectus supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein.
U.S. Tax Treatment. Pursuant to the terms of the Notes, the Bank and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Notes as prepaid derivative contracts with respect to the Reference Assets. If your Notes are so treated, you should generally recognize long-term capital gain or loss if you hold your Notes for more than one year (and, otherwise, short-term capital gain or loss) upon the taxable disposition of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. The deductibility of capital losses is subject to limitations.
Except to the extent otherwise required by law, BNS intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.
Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above.
Section 1297. We will not attempt to ascertain whether any Reference Asset Issuer would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply to U.S. holders upon the taxable disposition (including cash settlement) of a Note. U.S. holders should refer to information filed with the SEC or the equivalent governmental authority by such entities and consult their tax advisors regarding the possible consequences to them if any such entity is or becomes a PFIC.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether a holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. holders and non-U.S. holders are urged to consult their tax advisors regarding the possible consequences to them of the above considerations.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.
Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.
Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 871(m) of the Code and FATCA, discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, as discussed below, gain realized from the taxable disposition of the Notes generally will not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.
Section 897. We will not attempt to ascertain whether any Reference Asset Issuer would be treated as a “United States real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any Reference Asset Issuer and/or the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain realized by a non-U.S. holder in respect of a Note upon a taxable disposition (including cash settlement) of the Note to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of a Reference Asset Issuer as a USRPHC and/or the Notes as USRPI.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2023.
Based on our determination that the Notes are not “delta-one” with respect to any Reference Asset, our special U.S. tax counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Notes are set. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after the date the terms are set, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting a Reference Asset or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of a Reference Asset or the Notes. If you enter, or have entered, into other transactions in respect of the Reference Asset or your Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A Note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the Note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the Notes at death.
FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules. Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes. Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is impossible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.
Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of the Bank and those of the Reference Asset Issuers).

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

SCUSA, our affiliate, will purchase the Notes at the Original Issue Price and, as part of the distribution of the Notes, will sell the Notes to JPMS. JPMS and its affiliates have agreed to act as placement agents for the Notes. The placement agents will receive a fee per Note equal to the amount specified on the cover hereof, but will forgo fees for sales to fiduciary accounts. In accordance with the terms of a distributor accession letter, JPMS has been appointed as a distribution agent under the distribution agreement and may purchase Notes from BNS or its affiliates. SCUSA and our other affiliates or agents may use the accompanying product prospectus supplement to which this pricing supplement relates in market-making transactions after the initial sale of the Notes. While SCUSA may make markets in the Notes, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. Additionally, we or one of our affiliates will pay a fee to an unaffiliated broker-dealer for providing certain electronic platform services with respect to this offering. See the sections titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product prospectus supplement.
The price at which you purchase the Notes includes costs that the Bank, SCUSA or one or more of our other affiliates expect to incur and profits that the Bank, SCUSA or one or more of our other affiliates expect to realize in connection with hedging activities related to the Notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, subject to the temporary period discussed above under “Additional Information Regarding Estimated Value of the Notes”, you may experience an immediate and substantial decline in the market value of your Notes on the Original Issue Date. For the avoidance of doubt, any commissions or discounts paid to JPMS shall not be rebated if the Notes are automatically called.
Conflicts of interest
SCUSA is an affiliate of the Bank and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, the Bank will receive the gross proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. SCUSA is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
The Agents and our and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Agents and our and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses. In the ordinary course of their various business activities, the Agents and our or their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank. The Agents and our and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Prohibition of Sales to EEA and United Kingdom Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.

VALIDITY OF THE NOTES

In the opinion of Cadwalader, Wickersham & Taft LLP, as special counsel to the Bank, when the Notes offered by this pricing supplement have been executed and issued by the Bank and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of the Bank, enforceable against the Bank in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Osler, Hoskin & Harcourt LLP, Canadian legal counsel for the Bank, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated November 30, 2018 filed with the SEC as Exhibit 5.3 to the Registration Statement on Form F-3 on November 30, 2018.
In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to the following limitations (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act.  This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustees’ authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated November 30, 2018, which has been filed as Exhibit 5.2 to the Bank’s Form F-3 filed with the SEC on November 30, 2018.